Exhibit 99.1

Schlumberger Announces First-Quarter 2012 Results

Paris, April 20, 2012 – Schlumberger Limited (NYSE:SLB) today reported first-quarter 2012 revenue of $10.61 billion versus $10.97 billion in the fourth quarter of 2011, and $8.72 billion in the first quarter of 2011.

Net income attributable to Schlumberger, excluding charges and credits, was $1.31 billion—a decrease of 12% sequentially but an increase of 35% year-on-year. Diluted earnings-per-share, excluding charges and credits, was $0.98 versus $1.11 in the previous quarter, and $0.71 in the first quarter of 2011.

Schlumberger recorded charges of $0.01 per share in the first quarter of 2012 versus $0.06 per share in the previous quarter, and $0.02 per share in the first quarter of 2011.

Oilfield Services revenue of $9.92 billion decreased 4% sequentially but increased 22% year-on-year. Pretax segment operating income of $1.94 billion was down 10% sequentially but increased 33% year-on-year.

Distribution revenue of $713 million increased 4% sequentially and 19% year-on-year. Pretax segment operating income of $35 million increased 32% sequentially and 56% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “While revenue fell as a result of the normal seasonal slowdown in product, software and multiclient sales, our first-quarter results showed good progress driven by global exploration and deepwater activity underpinned by strong execution and operational excellence.

Excluding seasonal sales effects, North America revenue was flat sequentially. On land, the move of rigs and service capacity from gas-rich to liquids-rich basins accelerated. Subsequently, the pricing weakness already experienced in the previous quarters also reached the liquids-rich basins. Offshore, increased drilling and deepwater exploration activity in the US Gulf of Mexico contributed positively to results.

Internationally, the normal impact of winter weather and year-end sales effects lowered revenue, but growing higher-margin exploration and deepwater activity in a number of regions, as well as strong execution in all parts of the business, kept margins flat sequentially. Land activity remained strong in the Middle East and North Africa.

Bidding remained competitive on large tenders for standard technology. However, pricing sentiments are starting to move upwards as the majority of the large international contracts have now been re-bid and service capacity is tightening further.

WesternGeco saw a strong first quarter in marine seismic. Capacity for the coming quarters is filling fast, driven by higher activity in West Africa, the North Sea, the Arctic, and Brazil. Backlog increased during the quarter, and pricing is trending upwards.

While uncertainties linked to global financial markets and potential geopolitical events remain, the risk of a double-dip global recession has declined. Oil demand in 2012 appears to have stabilized, and supply continues to be limited by weak non-OPEC performance and narrow spare capacity margins. These effects should limit any oil-price decline. In the US, natural gas storage and abundant supply have led to weakening natural gas activity with little likelihood of short-term recovery. International gas prices however, remain solid, driven by strong demand.

We maintain our positive view on the international markets and expect the rig count to grow by more than 10% in 2012 through strength in exploration and deepwater activity as well as in key land markets. Strong execution, solid contracts and rich new technologies provide the foundation upon which we will capitalize. In North America, we remain more cautious until the uncertainties around the dry gas drilling and pressure pumping pricing outlook become clearer. However, with a balanced land portfolio and strong deepwater leverage, we remain favorably positioned to outperform even in this market.”

Other Events:

•	During the quarter, Schlumberger repurchased 4.4 million shares of its common stock at an average price of $74.01 for a total purchase price of $324 million.

•

On March 5, 2012, WesternGeco announced the formation of a new division to sell and lease the UniQ* integrated point-receiver land seismic system to other service companies as well as to energy companies that maintain their own crews.

•

On March 20, 2012, Schlumberger announced that it had entered into a purchase agreement to acquire SPT Group—a privately owned software company based in Norway specializing in dynamic modeling for the oil and gas industry. The acquisition is subject to various conditions, including customary regulatory approvals, and is expected to close in the second quarter of 2012.

•

On April 10, 2012, Schlumberger announced that it had entered into an agreement with National Oilwell Varco, Inc. to sell its Wilson distribution business. Closing of the transaction is subject to various conditions, including customary regulatory approvals.

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31	2012	2011
Revenue	$10,611	$8,716
Interest and other income, net (1)	47	31
Expenses
Cost of revenue(2)	8,474	7,055
Research & engineering	275	254
General & administrative	93	93
Merger & integration(2)	15	34
Interest	80	73

Income before taxes	1,721	$1,238
Taxes on income(2)	411	295

Net income	1,310	943
Net income (loss) attributable to noncontrolling interests	9	(1)

Net income attributable to Schlumberger(2)	$1,301	$944

Diluted earnings per share of Schlumberger(2)	$0.97	$0.69

Average shares outstanding	1,334	1,360
Average shares outstanding assuming dilution	1,344	1,375

Depreciation & amortization included in expenses(3)	$853	$788

1)	Includes interest income of:

Three months 2012—$10 million (2011—$10 million)

2)	See page 6 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Mar. 31,	Dec. 31,
Assets	2012	2011
Current Assets
Cash and short-term investments	$4,085	$4,827
Receivables	10,401	9,500
Other current assets	6,806	6,212

	21,292	20,539
Fixed income investments, held to maturity	281	256
Fixed assets	13,314	12,993
Multiclient seismic data	454	425
Goodwill	14,199	14,154
Other intangible assets	4,805	4,882
Other assets	2,021	1,952

	$56,366	$55,201

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,294	$7,579
Estimated liability for taxes on income	1,411	1,245
Short-term borrowings and current portion of long-term debt	1,728	1,377
Dividend payable	369	337

	10,802	10,538
Long-term debt	8,439	8,556
Postretirement benefits	1,717	1,732
Deferred taxes	1,749	1,731
Other liabilities	1,171	1,252

	23,878	23,809
Equity	32,488	31,392

	$56,366	$55,201

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)
Three Months	2012
Net Debt, January 1, 2012	$(4,850)
Net income	1,310
Depreciation and amortization	853
Pension and other postretirement benefits expense	97
Excess of equity income over dividends received	(37)
Stock-based compensation expense	79
Pension and other postretirement benefits funding	(54)
Increase in working capital	(1,567)
Capital expenditures	(961)
Multiclient seismic data capitalized	(101)
Dividends paid	(334)
Proceeds from employee stock plans	203
Stock repurchase program	(324)
Other	5
Currency effect on net debt	(120)

Net Debt, March 31, 2012	$(5,801)

Components of Net Debt	Mar. 31, 2012	Dec. 31, 2011
Cash and short-term investments	$4,085	$4,827
Fixed income investments, held to maturity	281	256
Short-term borrowings and current portion of long-term debt	(1,728)	(1,377)
Long-term debt	(8,439)	(8,556)

	$(5,801)	$(4,850)

Charges and Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter press release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	First Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Net income attributable to Schlumberger, as reported	$1,721	$411	$9	$1,301	$0.97
Merger and integration costs	15	2	—	13	0.01	Merger & integration

Net income attributable to Schlumberger, excluding charges & credits	$1,736	$413	$9	$1,314	$0.98

	Fourth Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Net income attributable to Schlumberger, as reported	$1,886	$466	$6	$1,414	$1.05
Merger and integration costs	22	2	—	20	0.01	Merger & integration
Write-off of assets in Libya	60	—	—	60	0.04	Cost of revenue

Net income attributable to Schlumberger, excluding charges & credits	$1,968	$468	$6	$1,494	$1.11

	First Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Net income attributable to Schlumberger, as reported	$1,238	$295	$(1)	$944	$0.69
Merger and integration costs	34	6	—	28	0.02	Merger & integration

Net income attributable to Schlumberger, excluding charges & credits	$1,272	$301	$(1)	$972	$0.71

(*)	Does not add due to rounding

Product Groups

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2012		Dec. 31, 2011
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$2,586	$672	$2,787	$777
Drilling(1)	3,785	657	3,805	650
Production(1)	3,539	621	3,703	775
Eliminations & other	8	(7)	7	(33)

	9,918	1,943	10,302	2,169

Distribution	713	35	685	26
Eliminations	(20)	—	(13)	—

	693	35	672	26

Corporate & Other	—	(172)	—	(154)
Interest Income(2)	—	10	—	8
Interest Expense(2)	—	(80)	—	(81)
Charges & Credits	—	(15)	—	(82)

	$10,611	$1,721	$10,974	$1,886

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2012		Dec. 31, 2011
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,403	$777	$3,516	$947
Latin America	1,754	321	1,834	302
Europe/CIS/Africa	2,614	432	2,704	476
Middle East & Asia	2,058	478	2,142	506
Eliminations and other	89	(65)	106	(62)

	9,918	1,943	10,302	2,169

Distribution	713	35	685	26
Eliminations	(20)	—	(13)	—

	693	35	672	26

Corporate & Other	—	(172)	—	(154)
Interest Income(2)	—	10	—	8
Interest Expense(2)	—	(80)	—	(81)
Charges & Credits	—	(15)	—	(82)

	$10,611	$1,721	$10,974	$1,886

(1)

Effective January 1, 2012, a component of the Drilling Group has been reallocated to the Production Group. Historical Product Group information has been reclassified to conform to this new presentation.

(2)	Excludes interest included in the Product Group and Geographic Area results.

Oilfield Services

First-quarter revenue of $9.92 billion decreased 4% sequentially but increased 22% year-on-year. The strong seasonal product, software and multiclient sales experienced in the fourth quarter of 2011 accounted for approximately two-thirds of the sequential decrease in revenue in the first quarter of 2012. The transition of Well Services activities from gas-rich to liquids-rich basins in North America also impacted results as reduced fleet utilization and new industry capacity additions led to competitive pricing declines. The effect of this transition was offset, however, by stronger winter exploration in Western Canada and Alaska and increased deepwater activity in the US Gulf of Mexico. Excluding seasonality effects, international activity continued to show signs of strength, particularly in deepwater and exploration activities in Sub-Saharan Africa and Latin America.

Reservoir Characterization Group revenue decreased primarily on lower WesternGeco multiclient and Schlumberger Information Solutions (SIS) software sales following the fourth quarter of 2011 seasonal highs, but these effects were partially offset by higher WesternGeco marine acquisition activity. Drilling Group revenue was flat as higher M-I SWACO sales in North America land, increasing deepwater activity in the US Gulf of Mexico, and robust international activity across the Group were offset by lower Integrated Project Management (IPM) operations in the Mexico & Central America and Iraq GeoMarkets. Production Group revenue decreased sequentially on lower Well Services pricing and fleet utilization in North America land, the effect of seasonally strong Artificial Lift and Completions Systems equipment sales experienced in the fourth quarter of 2011, and lower Framo and Schlumberger Production Management activities.

On a geographical basis, North America Area revenue decreased due to lower WesternGeco multiclient sales following the seasonally strong fourth-quarter 2011 results. Excluding this impact, revenue was flat sequentially as the decline in US land was partially offset by the stronger winter exploration activity in Western Canada and Alaska, although the effect in Canada was muted by the very early spring break-up. Area revenue also benefited from increased drilling and deepwater exploration activity in the US Gulf of Mexico. In the Latin America Area, revenue declined in the Mexico & Central America GeoMarket from lower IPM project activities; in the Peru, Colombia & Ecuador GeoMarket from the effect of the strong product sales seen in the fourth quarter of 2011; and in the Brazil GeoMarket from reduced WesternGeco multiclient sales. These declines, however, were partially offset by higher WesternGeco marine activity in the Venezuela, Trinidad & Tobago GeoMarket and higher shale-related activity that benefited Well Services, Wireline and M-I SWACO in the Argentina, Bolivia and Chile GeoMarket. In the Europe/CIS/Africa Area, revenue decreased following the seasonally strong product and software sales of the fourth quarter of 2011, and sluggish winter activity in Russia and the North Sea GeoMarket. Excluding these seasonal impacts, Area revenue grew sequentially due to strong exploration activities in the Southern and Eastern Africa GeoMarket; a continued resumption of activities in the Libya GeoMarket; and robust M-I SWACO sales in the Nigeria and Gulf of Guinea Africa GeoMarket. In the Middle East & Asia Area, revenue decreased from the effect of seasonally strong product and software sales in the fourth quarter of 2011. Reduced IPM project activity in Iraq and the shutdown of operations in Syria and South Sudan also contributed to this decline although the effect was largely mitigated by increased activity in the East Asia GeoMarket following the monsoon-related slowdowns of the fourth quarter of 2011.

First-quarter pretax operating income of $1.94 billion decreased 10% sequentially but increased 33% year-on-year. Pretax operating margin decreased 147 basis points (bps) sequentially to 19.6% primarily due to the reduced software and product sales as well as to the lower WesternGeco multiclient sales. North America pretax operating margin decreased 409 bps sequentially to 22.8% from lower WesternGeco multiclient sales and reduced Well Services asset utilization and pricing. International pretax operating margin was flat at 19.1% despite the significant impact of the fourth-quarter 2011 product, software and multiclient sales, and the seasonal drop in Russia and the North Sea during the first quarter of 2012. Excluding seasonality, the increase in high-margin exploration and deepwater activities helped sustain robust international margins.

A number of significant contracts won during the quarter highlighted recent technology portfolio developments. These included awards for IPM, Schlumberger Production Management and Framo, as well as for products and services across the portfolio.

In Saudi Arabia, Schlumberger has been awarded a 10-well contract for the well logging, slickline, proppant fracturing, well testing, coiled-tubing and nitrogen services required for the development of unconventional tight and shale gas resources in a remote area with limited infrastructure. The scope of work includes multistage shale and tight sandstone targets and Schlumberger will provide all engineering, equipment, materials, services, transportation, storage, accommodations and logistics.

In Argentina, YPF awarded Schlumberger a contract to provide integrated services for shale completions in the Neuquen province. The contract covers pressure pumping, cased-hole wireline, drillable bridge and fracture plug, fracture plug drillout and flowback, coiled-tubing and integrated project management services. This is the first fully dedicated shale completions crew in Latin America and has so far performed more than 100 treatments in the Vaca Muerta shale.

In South Mexico, PEMEX E&P has awarded Schlumberger Production Management a 25-year contract to evaluate, develop and produce hydrocarbons in the Carrizo field. The contract is focused on increasing reservoir recovery through a commercial model based on incremental oil production. Schlumberger expertise in project and asset management, subsurface knowledge, well construction, production engineering and technology will be applied to address field redevelopment and the use of thermal processes and technologies to develop the field's heavy oil resources.

In Ecuador, EP PETROECUADOR has awarded Schlumberger Production Management and its partners two 15-year service contracts to redevelop and rejuvenate the Shushufindi and Libertador fields located in the Oriente region of Ecuador. Schlumberger leads the Shushufindi field consortium with Tecpetrol Corporation and Kohlberg Kravis Roberts as partners, and holds a share in the Libertador field consortium, which is led by Tecpetrol and includes Canacol Energy Ltd. and Sertecpet as partners. Both contracts are based on a commercial model that rewards investment based on incremental oil production and also provide for selected improved and enhanced recovery techniques on an experimental basis that, if successful, have the potential to further rejuvenate the fields.

In Brazil, IPM extended its service agreements to continue support of OGX offshore exploration and development campaigns. The scope of work will continue to span all Schlumberger Technologies. These include the FlexSTIM* modular offshore stimulation vessel as well as the subsea completion installation services that will be used to install more than 10 subsea trees over the duration of the project.

Also in Brazil, BP has extended its contracts with Schlumberger for a broad selection of technologies to support deepwater development of the Polvo field in the Campos basin as well as ongoing exploration drilling. The extension includes a wide range of Drilling & Measurements, Wireline, M-I SWACO, Geoservices, Well Services, and Artificial Lift technologies.

Elsewhere in Brazil, Petrobras has awarded WesternGeco the largest share of a three-year data processing contract that includes a full portfolio of leading-edge depth imaging algorithms for land and marine seismic data. The work will be executed in the WesternGeco GeoSolutions data processing facility in the Schlumberger Brazil Research and Geoengineering Center located in Rio de Janeiro.

Additionally in Brazil, Schlumberger Artificial Lift has been awarded a five-year extendable contract for the deepwater heavy oil Papa-Terra field in the Campos basin for 23 electrical submersible pumps, 8 of which will operate on subsea wellheads. Four-pump configurations will be installed using REDA Maximus* electrical submersible pump technology.

On the Alaska North Slope, Schlumberger has been awarded the wireline logging services contract for the Repsol E&P USA Inc. three-rig program. A number of advanced technologies form part of the contract, including Rt Scanner* triaxial induction, PressureXpress* reservoir pressure while logging and MDT* modular formation dynamics tester services. The award was based on Schlumberger technological expertise and extensive North Slope infrastructure.

In Canada, Chevron contracted WesternGeco for the first Q-Marine* point-receiver marine seismic survey in the Beaufort Sea for the 2012 summer season. WesternGeco has proven seismic acquisition experience in the area’s harsh arctic conditions and also offers the use of environmentally friendly technologies that include the Q-Marine Solid* streamer with nonfluid fill.

Offshore Norway, Framo has been awarded a contract by Statoil to design and build a gas-compression plant for the Gullfaks field. The plant, one of the world's first subsea gas compression systems, is expected to help increase field recovery by boosting reservoir pressure and builds on the unique technology position of Framo.

Reservoir Characterization Group

First-quarter revenue of $2.59 billion was 7% lower sequentially but increased 18% year-on-year. Pretax operating income of $672 million was 14% lower sequentially but increased 46% year-on-year.

Sequentially, revenue decreased primarily on lower WesternGeco multiclient and SIS software sales following their fourth-quarter 2011 seasonal highs, but these effects were partially offset by increased WesternGeco marine acquisition on higher vessel utilization. Wireline revenue was flat as strong activity in the North America and Latin America Areas was offset by slowdowns in the Europe/CIS/Africa and Middle East & Asia Areas due to weather and seasonality. Excluding seasonality, the Group grew on stronger deepwater and exploration activity in Sub-Saharan Africa, Latin America and the US Gulf of Mexico.

Pretax operating margin decreased 189 bps sequentially to 26% primarily due to the seasonally lower WesternGeco multiclient and SIS software sales but this effect was partially mitigated by higher WesternGeco vessel utilization on lower marine transits. Excluding seasonality, margins improved through deepwater and exploration activities and better WesternGeco vessel utilization.

Technology successes for the Group’s services and products focused on exploration and deepwater operations as well as on enhanced reservoir understanding in unconventional resource development.

Offshore Liberia, advanced Wireline logging technologies were deployed for African Petroleum in a deepwater exploration well to evaluate a series of finely laminated and thin-bedded reservoirs. The technologies included the Rt Scanner triaxial induction service, the ECS* elemental capture spectroscopy sonde, and the CMR* combinable magnetic resonance tool. The data were analyzed using Thin Beds Advisor* petrophysical evaluation for clastic reservoirs that led to more accurate hydrocarbon volumes and guided an optimal formation pressure testing and fluid sampling program. Other Schlumberger technology deployed on this project included Drilling & Measurements directional drilling and logging-while-drilling services.

In Nigeria, Wireline MR Scanner* expert magnetic resonance technology helped Addax Petroleum Development Nigeria Limited distinguish potential oil-bearing reservoirs from water zones in an onshore exploration well. The well had been drilled through a succession of high-quality stacked sandstone formations in an area of fresh reservoir waters that rendered saturations difficult to determine with conventional resistivity methods. The multiple depth-of-investigation scanning capability of the MR Scanner service identified the nature of the reservoir fluids and enabled Addax to avoid testing the water-bearing levels.

Schlumberger Testing Services technology has been deployed on a deepwater well in the US Gulf of Mexico in record water depths for the SenTREE* high-pressure subsea test tree and SenTURIAN* subsea landing string electrohydraulic operating systems. As part of the completion, the operator also used Schlumberger PowerFlow* slug-free big hole shaped charges, deepwater IRIS* intelligent remote implementation system valves, a longstroke 9 5/8-in packer, and the PURE* perforating system for clean perforations.

In a well in the Marcellus Shale, Schlumberger Wireline acquired multiple borehole seismic data sets that included vertical seismic, offset seismic and walkaway seismic profiles together with a 27-position walkaround survey. The seismic profiles were recorded using 12-shuttle VSI* versatile seismic imager technology with vibrator seismic sources with the data being used to calibrate and enhance surface seismic data to provide better understanding of this unconventional reservoir.

Offshore Trinidad and Tobago, WesternGeco completed the first phase of a project for BP that included a Q-Seabed* multicomponent seabed seismic system with simultaneous source acquisition. WesternGeco also won a multiyear agreement with BP for the acquisition of a 4D Q-Marine point-receiver seismic survey in the Valhall field of the southern North Sea. This marks the third season that WesternGeco has acquired seismic data for BP in the North Sea.

WesternGeco has introduced the ObliQ* sliding-notch broadband acquisition and imaging solution—a new marine technique that optimizes the recorded bandwidth of the seismic signal by utilizing a variable depth cable. The technique can be employed with all types of survey design, including both narrow- and wide-azimuth acquisition as well as Coil Shooting* single-vessel full-azimuth geometries. The ultra-low-frequency system response of the Q-Marine point-receiver seismic system when combined with the proprietary deghosting solution ensures high-fidelity recording of the bandwidth extension towards the low frequencies enabled by the ObliQ solution.

In the US Gulf of Mexico, WesternGeco has begun acquisition of the Revolution IV multiclient survey. This multivessel Dual Coil Shooting* multivessel full-azimuth acquisition in the Alaminos Canyon area follows the March 2012 completion of the Revolution III survey which used the same technology to acquire data in the Keathley Canyon area.

In Western Australia, new Wireline ReSOLVE Family* instrumented wireline intervention services were deployed using the TuffTRAC* cased hole services tractor to overcome operational challenges in a highly deviated offshore well. These included setting a plug at 5,200 m in a section deviated at 85°, positioning a debris catcher at 5,200 m and setting an isolation sleeve at 500 m under 17° deviation. The ability of the technology to successfully perform these mechanical services avoided mobilization of a separate slickline crew, saving about 16 hours of rig time. This was the first worldwide application of TuffTRAC tractor-conveyed ReSOLVE* services in a single trip to the wellsite.

Drilling Group

First-quarter revenue of $3.78 billion was flat sequentially but 22% higher year-on-year. Pretax operating income of $657 million was 1% higher sequentially and increased 42% year-on-year.

Sequentially, revenue was flat as higher M-I SWACO sales in North America land, increasing deepwater activity in the US Gulf of Mexico, and robust international activity across the Group were offset by lower IPM activity in the Mexico & Central America and Iraq GeoMarkets. Drilling & Measurements revenue slipped marginally due to winter weather in Russia, although this was partially offset by higher activities in the Latin America and Middle East and Asia Areas. Bits and Advanced Technologies revenue decreased slightly due to the effect of the seasonal product sales experienced in the fourth quarter of 2011.

Sequentially, pretax operating margin increased 28 bps to 17.4% due to stronger M-I SWACO pricing in North America land, the Group’s increasing high-margin deepwater activity in North America, and an increased international footprint for former Smith Technologies.

A number of Drilling Group technologies contributed to the first-quarter’s results.

Advanced Drilling & Measurements services have been deployed offshore Australia to position a well in challenging geology rendered complex by thin unconsolidated sands, compartmentalized shallow oil-water contacts, and marine erosional surfaces that required high rates of penetration to maintain directional control. The combination of PowerDrive Archer* high-build-rate rotary steerable systems and PeriScope* bed boundary mapper technology enabled 8 1/2-in multilateral wells to be positioned within 1 to 2 m of the reservoir top avoiding any crossing of the oil-water contact that would have necessitated a redrill. Overall drilling time was reduced by one-third compared to previous bottomhole assembly configurations.

In the South China Sea, the CACT Operators Group, consisting of CNOOC, Chevron and Eni, deployed Drilling & Measurements StethoScope* formation pressure-while-drilling technology in a pilot directional well to evaluate depletion in a mature reservoir before drilling and completing a new sidetrack. The data helped select the target reservoir for the sidetrack, which was subsequently drilled using a PowerDrive X6* rotary steerable system in combination with EcoScope*† multifunction logging-while-drilling and PeriScope bed boundary mapper technology. In accurately placing the challenging 386-m sidetrack within the 1-m thick target zone, the value of the technology was clearly demonstrated.

In China, Drilling & Measurements Scope* services for greater efficiency, improved reliability and better answers have been deployed for PetroChina SWOGC. In one tight gas horizontal exploration well, SonicScope* multipole sonic-while-drilling technology was used to help quantify reservoir quality in real time with the high quality of the data providing valuable permeability estimation, fracture information and gas detection. As a result, the horizontal length of the well was doubled by adjusting trajectory based on real-time integration of SonicScope and seismic data. In another well, MicroScope* resistivity- and imaging-while-drilling service enabled identification of structural dip, faults and fractures for well placement and completion optimization in a thin tight gas carbonate reservoir while the same technology was also deployed in a thick tight gas sandstone reservoir to steer a horizontal well to intersect the most highly fractured areas. These applications have opened new opportunities to further develop tight gas reservoirs in the Sichuan Basin.

In Iraq, Drilling & Measurements PowerDrive X5* rotary steerable technology with a Smith MDi613 polycrystalline diamond compact (PDC) bit was deployed in the Rumaila field for the Rumaila Operating Organization (ROO) to drill the 6-in deviated section of a re-entry well. The technology successfully drilled the 1,050-m section in a single run with a 60% reduction in rig time compared to offset wells drilled with conventional technology.

Also in Iraq, Drilling & Measurements PowerPak* steerable motor technology was deployed in the Rumaila field operated by the Rumaila Operating Organization (ROO) to drill a 12 1/4-in section The technology successfully drilled the section with a 180% increase in performance over the field average.

Elsewhere in Iraq, Drilling & Measurements PowerDrive vorteX* powered rotary steerable technology was deployed to drill the 12 1/4-in section of a deviated well. The technology successfully drilled the section in one bit run with full directional control and improved the rate of penetration (ROP) by 50% over the field average for vertical wells.

In Gabon, Drilling & Measurements PowerDrive Archer high-build-rate rotary steerable system technology enabled Total Gabon to drill the deviated section of a land horizontal well in a single bit run. Build rates of 7°/100 ft were required to manage vertical depth uncertainties and to place the well at the optimum distance from the oil-water contact in the heterogeneous Gamba unconsolidated sandstone formation. This would not have been possible with conventional technology and yielded significant time reduction and risk mitigation. The subsequent completion was run without problem.

PowerDrive Archer high-build-rate rotary steerable technology was also introduced for BP in Alaska on a complex horizontal well that required a build rate of more than 10°/100ft. The PowerDrive* system was run with a customized Smith MDi513 drill bit and PeriScope bed-boundary mapper and adnVISION* services.

In West Texas, Jetta Operating used Schlumberger Pathfinder services including PowerDrive rotary steerable systems, and PeriScope, MicroScope and SonicScope advanced logging-while-drilling technologies to position a 5,100-ft lateral in an 11-ft thick reservoir while also acquiring the data needed to optimize the completion design. During the subsequent stimulation job, Jetta made adjustments to the program based on these data, resulting in improvements to well performance.

Offshore Cameroon, Drilling & Measurements high-temperature PowerDrive, EcoScope azimuthal density neutron, sonicVISION* sonic-while-drilling and ImPulse* technologies have now been successfully deployed in three wells for Bowleven (Euroil) and have reached maximum operating temperatures of 194 deg C and depths of 4,800m. Average circulating-drilling temperatures reached 170 deg C in the reservoir with static temperatures in excess of 200 deg C.

In the South China Sea, CNOOC Zhan Jiang deployed Drilling & Measurements PeriScope bed boundary mapper technology with PowerDrive X6 rotary steerable and EcoScope multifunction logging-while-drilling services to help better understand formation structure and drill back to the reservoir after encountering a fault. The success of the operation, which achieved 40% extra lateral length and avoided a sidetrack, demonstrated the value of bed boundary mapper technology.

In the Yurubcheno-Tokhomskoe field in eastern Siberia, Smith Bits engineers together with the technology department of LLC “RN-Burenie” (Rosneft) reduced the number of trips by 30% during the drilling of a 6-in liner section by using new-generation ONYX* PDC cutter technology. Collaboration between field engineers, design engineers and hydraulics experts using the Smith IDEAS* integrated drillbit design platform optimized the drilling process and helped choose the proper premium PDC bit with ONYX cutters to replace the rotary-cone technology previously used in the field’s dolomitic formations.

In Russia, INTEGRA BURENIE awarded Schlumberger a contract for the supply and service of Smith drill bits on the Dulisma field in eastern Siberia in 2012. The award was based on the reduced drilling times achieved in 2011 using PDC and rotary cone bit designs combined with optimized drilling parameters appropriate to field well profiles and geological conditions. New-technology ONYX II* premium PDC cutter technology also contributed to the overall performance improvement.

In the Cotton Valley field in Texas, Anadarko used Schlumberger Drilling Group technologies that included the PowerDrive Archer 675 high-build-rate system with a Smith MSi713 bit and M-I SWACO fluids and solids control to drill a 3,000-ft horizontal well in 19.4 days. The 10°/100-ft curved section was completed in 49 hours, beating the previous best by 8 hours. M-I SWACO centrifuge technology maintained low-gravity solids content below 7%, which reduced materials consumption and improved filter cake quality. Throughout this field, the services have helped reduce well construction times by approximately five days per well.

Production Group

First-quarter revenue of $3.54 billion decreased 4% sequentially but increased 26% year-on-year. Pretax operating income of $621 million was 20% lower sequentially but increased 17% year-on-year.

Sequentially, revenue decreased on lower Well Services pricing and fleet utilization in North America land, the effect of the exceptional Artificial Lift and Completions Systems equipment sales seen in the fourth quarter of 2011, and lower Framo and Schlumberger Production Management activities. The transition of Well Services activities from gas-rich to liquids-rich basins in North America also impacted results as the reduced fleet utilization and new industry pressure-pumping capacity led to competitive pricing declines.

First-quarter pretax operating margin decreased 338 bps to 17.6% reflecting pricing erosion for Well Services technologies through increased competitive forces from the introduction of new industry pressure-pumping capacity into liquids plays following the industry migration from gas-rich basins. Operating margin was also affected by reduced asset fleet utilization and cost inflation for certain materials. The seasonally lower Artificial Lift and Completions Systems equipment sales also contributed to the margin decline.

Production Group highlights during the quarter included a number of successes for Well Services and Well Intervention Services technologies.

In West Siberia, Well Services HiWAY* flow-channel hydraulic fracturing technology was implemented in the remote Taylakovskoe oil field for Slavneft-Megionneftegaz. Productivity analysis after treatment showed a significant increase in oil production rate, reaching up to 50% higher when compared to offset wells treated with conventional stimulating techniques.

In the Haynesville Shale, Comstock Resources was the first operator to apply the HiWAY channel fracturing technique by completing two wells in January. The HiWAY technique was applied on both a three-well pad and a single-well pad so that direct offset comparisons could be made. Although production results are still forthcoming, Comstock noted savings associated with the reduced water and proppant used during the HiWAY completions.

In Egypt, HiWAY technology has been deployed for operators in the Western Desert including Sahara Oil & Gas and Petrosilah. Post-stimulation production data over 10 Sahara Oil & Gas wells showed a 22% increase in oil production rates compared to offsets in the same field while 2 Petrosilah wells were successfully stimulated without the screen-outs that have typified treatments in the El Fayum concession. These two wells are also producing at higher initial post-stimulation rates compared to offset wells fractured with conventional techniques.

In India, Well Services HiWAY flow-channel hydraulic fracturing technology was successfully applied in the largest onshore brownfield for ONGC. A multidisciplinary team comprising of members from ONGC and Schlumberger was formed to perform a thorough study of the reservoir and suggested application of HiWAY technology to this field. Initial results, post fracture, indicate an increase in liquid production rate of about 200%.

In the Kurdistan Region of Iraq, Schlumberger Well Services performed the first stimulation with VDA* viscoelastic diverter fluid technology for Gulf Keystone Petroleum International Ltd., operator of the Shaikan block, using coiled-tubing conveyance in the Shaikan-4 appraisal well in two zones in the Butmah and Kurra Chine-B limestone formations. While these two zones would not produce before treatment, after stimulation they produced at flow rates above 2,500 and 5,000 bbl/d respectively, exceeding expectations.

In Brazil, Well Intervention Services ACTive* Matrix in-well live performance and Jet Blaster* high jetting scale removal technology were deployed to stimulate an exploration well for Petrobras. The results from ACTive pressure and temperature monitoring in combination with post-treatment production logging results had demonstrated that conventional stimulation methods were not suitable for multiple zones with varying permeability profiles and that selective treatments could be optimized using inflatable packers and distributed temperature sensing. The development of this technique in Brazil was made possible through the joint efforts of Schlumberger Technologies and Petrobras engineering.

In Algeria, innovative use of Well Intervention Services ACTive coiled tubing with ABRASIJET* hydraulic pipe-cutting and perforating services enabled explosives-free completion of a natural gas well. The real-time capability of the ACTive system enabled accurate depth control as well as the ability to monitor the well during the operation while resolving the logistical challenges of the completion operation.

In Saudi Arabia, Schlumberger Well Intervention Services performed an ACTive in-well live performance stimulation job in an open-hole completion in a natural gas well. The ACTive system used was equipped with the new iFC+ fiber-optic string that permits pumping rates of up to 6 bpm. After identification of a thief zone at the liner shoe based on distributed temperature sensor measurements, the pumping schedule was modified to successfully stimulate the hydrocarbon-bearing interval at the toe of the lateral using JetBlaster and ABRASIJET technologies to bypass the damaged formation.

In Oman, Well Intervention Services ACTive in-well live performance technology has been deployed for Petroleum Development of Oman in an appraisal well in an oil-bearing carbonate reservoir. The operation was performed in a challenging 600-m horizontal perforated completion zone with 6% hydrogen sulphide content. The ACTive services run included perforation debris removal, matrix stimulation using distributed temperature sensing, and conveyance of Wireline Flow Scanner* horizontal and deviated well production logging technology. Initial production results showed a 26% improvement above target.

In Indonesia, the Well Services ClearPAC* fluid system for gravel packing technology has been introduced to replace earlier generations of carrier fluids in gravel pack operations in East Kalimantan for Total E&P Indonesie (TEPI). The technology was used for the first time after laboratory tests qualified the fluid as a replacement for the HEC-based fluids used previously. After clean-up, the first field test on a well in the field produced at double the rate expected using the previous technology. Based on these results, TEPI has decided to use ClearPAC fluids on future gravel pack operations in East Kalimantan.

In Montana, Schlumberger Completions deployed 36 Falcon* multistage stimulation systems in an exploration well for Anschutz Exploration. The technology, which uses hydraulically set open-hole packers to isolate fracture stages during stimulation treatments, permits up to 20 stages to be fractured continuously using balls of progressively increasing diameters with drillable ball seats to increase efficiency during multistage fracture operations.

Well Services DeepCRETE* deepwater well cementing technology with GASBLOK* gas migration control was used for Statoil on a deepwater exploration well in more than 2,582 m of water offshore Tanzania. Cement returns and casing pressure tests confirmed good zonal isolation.

In Pakistan, Schlumberger Losseal* reinforced composite mat pills were used for Ocean Pakistan Limited in a well on the Potwar Plateau field to control loss of circulation in cementing the 9 5/8-in casing in the 12 1/4-in hole, and in drilling the 8 1/2-in section. The combination of natural and induced fractures, and the mud weight contrast between the two hole sections make wells in the field highly challenging to drill. Losseal technology was used as a spacer during the 9 5/8-in two-stage cement job, and two Losseal pills were placed in two separate zones in the 8 1/2-in section. As a result of the success of the jobs, Ocean Pakistan Limited has requested a permanent stock of Losseal pills to be at their rig-site.

In Trinidad and Tobago, Schlumberger completed the first well in the BP Serrette development with a lower completion optimized for high gas flow rates that was developed by a joint team from BP and Schlumberger in a fully integrated approach. M-I SWACO EMS 6700 filter-cake removal technology was tested and used in conjunction with HEC carrier fluid for the operation to ensure efficient filter-cake removal, effective gravel packing, and maximum production rate. The fluids were used in conjunction with an Alternate Path gravel pack system and a formation isolation valve tool to prevent formation damage. Thorough planning and execution resulted in a successful operation and a well producing at the planned flow rate with significantly reduced drawdown pressure.

In Brazil, Well Services Jet Blaster technology was deployed with a Well Intervention Services X-11* modular offshore coiled-tubing services unit for Repsol to successfully remove an 83-m hydrates plug that had developed during well testing operations. The intervention was rapidly engineered to overcome the challenges of other hydrate removal methods.

Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 113,000 people representing over 140 nationalities and working in approximately 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues of $39.54 billion in 2011. For more information, visit www.slb.com.

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*	Mark of Schlumberger or of Schlumberger Companies.
†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. EcoScope service uses technology that resulted from this collaboration.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, April 20, 2012. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1085 within North America, or +1-612-288-0337 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 20, 2012 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 239412.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com